                                                                    Exhibit 99.1


Glen Ellyn, Illinois                                     Contact: Scott W. Hamer
October 31, 2008                                         President/CEO
Company Release                                          630-545-0900


                        COMMUNITY FINANCIAL SHARES, INC.
            ANNOUNCES OPERATING RESULTS FOR THE THREE AND NINE MONTHS
                            ENDED SEPTEMBER 30, 2008

         Community Financial Shares, Inc. (OTCBB: CFIS) (the "Company"), the holding company for Community Bank-Wheaton/Glen Ellyn (the "Bank"), reported a net loss (unaudited) for the three and nine months ended September 30, 2008 of $800,000 and $1.0 million, respectively. This compares to net income of $358,000 and $1.7 million for the comparable prior year periods. For the three months ended September 30, 2008, basic and diluted loss per share both totaled $0.64. This represents a decrease of 346.2% from $0.26 for both basic and diluted earnings per share for the comparable prior year period. In addition, for the nine months ended September 30, 2008 basic and diluted loss per share both totaled $0.84. This represents a decrease of 170.0% from $1.20 for both basic and diluted earnings per share for the nine months ended September 30, 2007. The decrease in net income for the three months ended September 30, 2008 is primarily the result of the net effect of a $785,000 increase in provision for loan losses, an other-than-temporary impairment charge of $485,000 related to the Company's investment in Freddie Mac ("FHLMC") preferred stock, a $163,000 decrease in net interest income and a $210,000 increase in noninterest expense, partially offset by a credit for income tax of $308,000 as opposed to a $98,000 expense for the comparable prior year period. Similarly, the decrease in net income for the nine months ended September 30, 2008 is primarily the result of the net effect of a $1.6 million increase in provision for loan losses, a non-cash charge of $485,000 related to the impairment of FHLMC preferred stock, a $773,000 decrease in net interest income, a $654,000 increase in noninterest expense, partially offset by a credit for income tax of $682,000 as opposed to a $383,000 expense for the comparable prior year period.

         Total assets at September 30, 2008 were $285.1 million, which represents a decrease of $13.2 million, or 4.4%, compared to $298.3 million at December 31, 2007. The decrease in total assets was the result of a decrease in cash and cash equivalents of $2.4 million , or 30.8%, to $5.4 million at September 30, 2008 from $7.8 million from December 31, 2007, a decrease in loans receivable of $6.4 million, or 2.8%, to $221.3 million at September 30, 2008 from $227.7 million at December 31, 2007, a decrease in investment securities of $5.4 million, or 16.2%, to $27.8 million at September 30, 2008 from $33.2 million at December 31, 2007. The decrease in loans is primarily due to the sale of $6.6 million of commercial real estate loans in March 2008. Net of loans sold, loans receivable increased $200,000. The net growth in loans during the nine months ended September 30, 2008 is primarily due to continued strong relationships within our community maintained by our loan staff. The decreases in total loans were partially offset by an increase in premises and equipment of $386,000, or 2.3%, to $16.9 million at September 30, 2008 from $16.5 million at December 31, 2007. The increase in premises and equipment is primarily due to the Company's final construction costs associated with its fourth full-service location in north Wheaton, Illinois, which opened November 21, 2007. Deposits decreased $6.1 million, or 2.4%, to $242.9 million at September 30, 2008 from $249.0 million at December 31, 2007. Deposits decreased primarily due to strong local competition for certificates of deposit. As a result, the percentage of certificates of deposit to total deposits decreased from 47.0% at December 31, 2007 to 42.1% at September 30, 2008 and the percentage of interest bearing demand deposit accounts increased to 19.3% at September 30, 2008 from 15.9% at December 31, 2007. Borrowed money, consisting of Federal Home Loan Bank advances and other borrowings, decreased $4.0 million to $21.0 million at September 30, 2008 from $25.0 million at December 31, 2007.

         Stockholders' equity decreased $1.8 million, or 9.6%, to $16.7 million at September 30, 2008 from $18.5 million at December 31, 2007. The decrease in stockholders' equity for the nine months ended September 30, 2008 was primarily the result of stock repurchases by the Company of 6,333 shares of its outstanding common stock totaling $165,000, dividends paid of $149,000, a decrease of $438,000 in the Company's accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio and the Company's net loss for the nine months ended September 30, 2008. As of September 30, 2008 there were 1,245,267 shares of Company common stock outstanding, resulting in a book value of $13.44 per share.

         Net interest income before provision for loan losses decreased $163,000, or 7.0%, to $2.2 million for the three months ended September 30, 2008 and $773,000, or 11.0%, to $6.3 million for the nine months ended September 30, 2008 as compared to the comparable prior year periods. These decreases are primarily due to decreases in the average yield on interest-earning assets of 121 and 107 basis points for the three and nine months ended September 30, 2008, respectively. The average yield on interest-earning assets decreased to 5.60% and 5.84% for the three and nine months ended September 30, 2008, respectively, from 6.81% and 6.91% for the comparable prior year periods. The effect of this decrease in average yield was partially offset by decreases in the average cost of interest bearing liabilities of 105 and 56 basis points for the three and nine months ended September 30, 2008, respectively. The average cost of interest-bearing liabilities decreased to 2.53% and 2.92% for the three and nine months ended September 30, 2008, respectively, from 3.58% and 3.48% for the comparable prior year periods. The net interest margin, expressed as a percentage of average earning assets, decreased 32 basis points to 3.27% for the three months ended September 30, 2008 from 3.59% for the three months ended September 30, 2007; however it increased 11 basis points from the three months ended June 30, 2008, and decreased 62 basis points to 3.15% for the nine months ended September 30, 2008 from 3.77% for the nine months ended September 30, 2007. The average yield on loans decreased 146 and 133 basis points for the three and nine months ended September 30, 2008 compared to the comparable prior year periods. This decrease is partially due to approximately one-half of the Bank's loan portfolio being adjustable rate. The average yield on loans decreased to 5.85% and 6.12% for the three and nine months ended September 30, 2008, respectively, from 7.31% and 7.45% for the comparable prior year periods.

         The provision for loan losses increased $785,000 and $1.6 million for the three and nine months ended September 30, 2008 compared to the prior year period. The increase in the provision was the result of regulatory considerations as well as management's quarterly analysis of the allowance for loan loss. Nonperforming loans totaled $5.0 million, or 1.75% of total assets, at September 30, 2008 and $156,000 or 0.05% of total assets, at September 30, 2007. The increase in nonperforming loans was primarily the result of the addition of a $1.8 million condominium construction loan located in the western suburbs of Chicago, Illinois and a $2.2 million commercial and industrial loan. Both of these credits are being closely monitored by senior management. These credits represent approximately 80% of total nonperforming loans at September 30, 2008. The ratio of the allowance for loan losses to nonperforming loans totaled 69.8% and 995.7% at September 30, 2008 and September 30, 2007, respectively.


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         Noninterest income was significantly impacted by the
other-than-temporary impairment charge related to an investment in FHLMC preferred stock. As a result of this $485,000 write-down, noninterest income decreased $405,000 or 107.2%, to a loss of $27,000 for the three months ended September 30, 2008 as compared to the comparable prior year period. The FHLMC write-down was offset by increases in gain on sale of loans of $49,000 and service charges on deposit accounts of $47,000. Including the $485,000 write-down mentioned above, noninterest income decreased $726,000, or 43.2%, to $954,000 for the nine months ended September 30, 2008 as compared to the comparable prior year period. This decrease is due to a decrease in life insurance death benefit of $478,000. Partially offsetting this decrease are increases in gain on sale of loans of $158,000, gain on sale of securities of $17,000 and an increase in service charges on deposit accounts of $85,000.

         Noninterest expense increased $210,000, or 9.4%, to $2.4 million for the three months ended September 30, 2008 as compared to the comparable prior year period. This increase is primarily due to increases in compensation and benefits of $69,000, building and equipment expense of $89,000 and data processing expense of $46,000. The increase in compensation and benefits expense is the result of annual merit increases and additional staff expenses primarily relating to the opening of our new facility on November 21, 2007. The increase in building and equipment expense are due to higher real estate taxes and a higher level of depreciation expense directly related to our new north Wheaton facility. The increases were partially offset by decreases in advertising and marketing of $28,000 and professional fees of $25,000. Noninterest expenses increased $654,000, or 9.8%, to $7.3 million for the nine months ended September 30, 2008 as compared to the comparable prior year period. This increase is primarily due to increases in compensation and benefits of $249,000, building and equipment expense of $247,000, data processing expense of $122,000 and FDIC insurance premiums of $147,000 primarily due to the depletion of the one-time credit. Partially offsetting these increases was a decrease in advertising and marketing expense of $59,000. Management continues to emphasize the importance of expense management and control in order to continue to provide expanded banking services to a growing market base.

         Community Financial Shares, Inc. is a bank holding company headquartered in Glen Ellyn, Illinois with $285.1 million in assets at September 30, 2008. Its primary subsidiary, Community Bank-Wheaton/Glen Ellyn, maintains four full service offices in Glen Ellyn and Wheaton.

         For further information about the Company and the Bank visit them on the world-wide-web at www.commbank-wge.com. In addition, information on the Company's stock can be found at www.otcbb.com under the symbol CFIS.

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         Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

         The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


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

Community Financial Shares, Inc.
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Selected Consolidated Financial Data: (Unaudited)          September 30,    June 30,     March 31,   December 31,
(In thousands)                                                  2008          2008          2008         2007
------------------------------------------------------------------------------------------------------------------
Total assets                                                 $ 285,109     $ 289,836    $ 300,515     $ 298,311
Loans receivable, net                                          221,334       223,457      229,929       227,736
Investment securities available-for-sale                        27,784        30,996       28,036        33,163
Deposits                                                       242,949       245,795      255,100       249,032
FHLB Advances                                                   17,000        17,000       19,500        17,500
Stockholders' equity                                            16,736        17,728       18,263        18,505
Nonperforming assets                                             4,982         3,145          454           697
Nonperforming loans                                              4,982         3,145          454           697
Allowance for loan losses                                        3,479         2,805        2,002         1,970
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Selected ratios:
Total equity to total assets                                      5.87%         6.12%        6.08%         6.20%
Allowance for loan losses as a % of nonperforming assets          69.8%         89.2%       441.3%        282.7%
Allowance for loan losses as a % of loans                         1.55%         1.24%        0.86%         0.86%
Book value per share                                         $   13.44     $   14.24    $   14.67     $   14.85
Market value per share                                           17.50         20.00        25.00         25.60
Dividends per share (for the quarter ended)                         --          0.06         0.06          0.06
Quarterly net interest margin (1)                                 3.27%         3.16%        3.01%         3.20%

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                                                               Three months ended          Nine months ended
                                                                  September 30,              September 30,
                                                          --------------------------------------------------------
Selected operating data: (Unaudited)                           2008          2007          2008         2007
                                                          --------------------------------------------------------
(In thousands, except per share data)
Interest income                                              $   3,688     $   4,404    $  11,657     $  12,911
Interest expense                                                 1,531         2,083        5,376         5,856
                                                             ---------     ---------    ---------     ---------
Net interest income                                              2,157         2,321        6,281         7,055
Provision for loan losses                                          795            10        1,625            10
                                                             ---------     ---------    ---------     ---------
Net interest income after provision for loan losses              1,362         2,311        4,656         7,045
Noninterest income                                                 (27)          377          954         1,680
Noninterest expense                                              2,443         2,232        7,339         6,685
                                                             ---------     ---------    ---------     ---------
Income (loss) before income tax                                 (1,108)          456       (1,728)        2,040
Income tax expense (benefit)                                      (308)           98         (682)          383
                                                             ---------     ---------    ---------     ---------
Net income (loss)                                            $    (800)    $     358    $  (1,046)    $   1,656
                                                             =========     =========    =========     =========
Earnings (loss) per share - basic                            $   (0.64)    $    0.26    $   (0.84)    $    1.20
Earnings (loss) per share - diluted                              (0.64)         0.26        (0.84)         1.20

Selected performance ratios:
Return (loss) on average assets (1)                              (1.10%)        0.50%       (0.47%)        0.80%
Return (loss) on average equity (1)                             (17.92%)        6.56%       (7.64%)       10.33%
Noninterest expense to average total assets (1)                   3.36%         3.13%        3.32%         3.22%
Net interest margin (1)                                           3.27%         3.59%        3.15%         3.77%
Average total assets                                         $ 288,040     $ 283,177    $ 294,370     $ 276,293
Average total equity                                            17,706        21,636       18,234        21,368


(1) Annualized.